IN THE UNITED STATES BANKRUPTCY COURT
   FOR THE DISTRICT OF DELAWARE
   -----------------------------------X
                                      :
   In re                              :
                                      :    Chapter 11 Case Nos.
   Marvel Holdings Inc., et al.       :    96-2066 through 90-2068(HSB)
                                      :    (Jointly Administered)
                  Debtors.            :
                                      :
   -----------------------------------X
                                      :
   In re                              :
                                      :    Chapter 11 Case Nos.
   Marvel Entertainment Group,        :    92-2069 through 96-2077(HSB)
     Inc., et al.,                    :    (Jointly Administered)
                                      :
                  Debtors.            :
                                      :
   -----------------------------------X


              FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION











   Dated:    Wilmington, Delaware
             June 13, 1997

                               TABLE OF CONTENTS

                                                                          Page

   SECTION 1 DEFINITIONS AND INTERPRETATION  . . . . . . . . . . . . . . .   1
        A.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . .   1
        B.   Interpretation; Application of Definitions and Rules of
             Construction  . . . . . . . . . . . . . . . . . . . . . . . .  13

   SECTION 2 CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS . . . . . . . .  13
        2.1  Unclassified Claims . . . . . . . . . . . . . . . . . . . . .  13
        2.2  Classified Claims and Equity Interests  . . . . . . . . . . .  13
        2.3  Holdings Debtors Claims and Equity Interests. . . . . . . . .  13
        2.4  Marvel Debtors Claims and Equity Interests. . . . . . . . . .  14
        2.5  Effect of Subclasses. . . . . . . . . . . . . . . . . . . . .  15
        2.6  Subtraction and Addition of Classes and Subclasses  . . . . .  15

   SECTION 3 IDENTIFICATION OF IMPAIRED CLASSES OF CLAIMS AND EQUITY
        INTERESTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
        3.1  Unimpaired Class  . . . . . . . . . . . . . . . . . . . . . .  15
        3.2  Impaired Classes. . . . . . . . . . . . . . . . . . . . . . .  15

   SECTION 4 TREATMENT OF UNCLASSIFIED CLAIMS UNDER THE JOINT PLAN . . . .  15
        4.1  Administration Expense Claims.  . . . . . . . . . . . . . . .  15
        4.2  Administration Expense Claims Bar Date. . . . . . . . . . . .  16
        4.3  Compensation and Reimbursement Claims.  . . . . . . . . . . .  16
        4.4  Priority Tax Claims.  . . . . . . . . . . . . . . . . . . . .  16

   SECTION 5 PROVISIONS FOR TREATMENT OF CLAIMS AND EQUITY INTERESTS
        UNDER THE JOINT PLAN . . . . . . . . . . . . . . . . . . . . . . .  17
        5.1  Treatment of Holdings Debtors Claims and Equity Interests.  .  17
        5.2  Treatment of Marvel Debtors Claims and Equity Interests.  . .  19

   SECTION 6 ACCEPTANCE OR REJECTION OF THE JOINT PLAN . . . . . . . . . .  20
        6.1  Classes Entitled to Vote. . . . . . . . . . . . . . . . . . .  20
        6.2  Calculation of Vote.  . . . . . . . . . . . . . . . . . . . .  21
        6.3  Effect of Acceptance. . . . . . . . . . . . . . . . . . . . .  21
        6.4  Nonconsensual Confirmation. . . . . . . . . . . . . . . . . .  21

   SECTION 7 PROVISIONS OF SECURITIES ISSUED UNDER THE JOINT PLAN  . . . .  21
        7.1  New Common Stock. . . . . . . . . . . . . . . . . . . . . . .  21
        7.2  Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        7.3  New Senior Secured Notes. . . . . . . . . . . . . . . . . . .  23
        7.4  Plan Secured Notes. . . . . . . . . . . . . . . . . . . . . .  24

   SECTION 8 MEANS OF IMPLEMENTATION . . . . . . . . . . . . . . . . . . .  24
        8.1  Closing of Standby Purchase Agreement; Rights Offering. . . .  24
        8.2  Retention of Derivative Securities Litigation Claims  . . . .  25
        8.3  Holdings Debtors Liquidation Trusts.  . . . . . . . . . . . .  25
        8.4  Distribution of the Distributed Collateral. . . . . . . . . .  26
        8.5  Board of Directors of the Reorganized Marvel Debtors. . . . .  26
        8.6  Officers of the Reorganized Marvel Debtors  . . . . . . . . .  26
        8.7  Change of Corporate Name  . . . . . . . . . . . . . . . . . .  26
        8.8  Effectuating Documents. . . . . . . . . . . . . . . . . . . .  26
        8.9  The Reorganized Marvel Debtors Charters and By-Laws.  . . . .  27

   SECTION 9 PROVISIONS GOVERNING DISTRIBUTIONS  . . . . . . . . . . . . .  27
        9.1  Date of Distributions . . . . . . . . . . . . . . . . . . . .  27
        9.2  Entities to Exercise Function of Disbursing Agent . . . . . .  27
        9.3  Surrender and Cancellation of Instruments . . . . . . . . . .  27
        9.4  Special Distribution Provisions Regarding Allowed Note
             Claims; Fees and Costs of the Indenture Trustee . . . . . . .  28
        9.5  Delivery of Distributions . . . . . . . . . . . . . . . . . .  28

        9.6  Manner of Payment Under Joint Plan of Reorganization  . . . .  29
        9.7  Secondary Distributions . . . . . . . . . . . . . . . . . . .  29
        9.8  Rights And Powers Of Disbursing Agent . . . . . . . . . . . .  29

   SECTION 10  PROCEDURES FOR TREATING DISPUTED CLAIMS AND EQUITY
        INTERESTS UNDER THE JOINT PLAN . . . . . . . . . . . . . . . . . .  30
        10.1  Objections to Claims . . . . . . . . . . . . . . . . . . . .  30
        10.2 No Distributions Pending Allowance  . . . . . . . . . . . . .  30
        10.3  Distributions After Allowance  . . . . . . . . . . . . . . .  30

   SECTION 11  PROVISIONS GOVERNING EXECUTORY CONTRACTS AND UNEXPIRED
        LEASES UNDER THE JOINT PLAN  . . . . . . . . . . . . . . . . . . .  30
        11.1  General Treatment  . . . . . . . . . . . . . . . . . . . . .  30
        11.2  Bar to Rejection Damage Claims . . . . . . . . . . . . . . .  31

   SECTION 12  CONDITIONS PRECEDENT TO CONFIRMATION DATE AND THE
        CONSUMMATION DATES . . . . . . . . . . . . . . . . . . . . . . . .  31
        12.1  Conditions Precedent to Confirmation . . . . . . . . . . . .  31
        12.2  Conditions Precedent to Consummation.  . . . . . . . . . . .  32
        12.3  Waiver of Conditions Precedent.  . . . . . . . . . . . . . .  33

   SECTION 13  EFFECT OF CONFIRMATION  . . . . . . . . . . . . . . . . . .  33
        13.1  General Authority  . . . . . . . . . . . . . . . . . . . . .  33
        13.2  Revesting of Assets. . . . . . . . . . . . . . . . . . . . .  33
        13.3  Retention of Rights of Action  . . . . . . . . . . . . . . .  34
        13.4  Discharge of Debtors.  . . . . . . . . . . . . . . . . . . .  34
        13.5  Recognition of Guarantee Rights  . . . . . . . . . . . . . .  34
        13.6  Term of Injunctions or Stays . . . . . . . . . . . . . . . .  34
        13.7  Exculpation  . . . . . . . . . . . . . . . . . . . . . . . .  35

   SECTION 14  RETENTION OF JURISDICTION . . . . . . . . . . . . . . . . .  35
        14.1  Retention of Jurisdiction. . . . . . . . . . . . . . . . . .  35
        14.2  Amendment of Joint Plan of Reorganization  . . . . . . . . .  36

   SECTION 15  MISCELLANEOUS PROVISIONS  . . . . . . . . . . . . . . . . .  37
        15.1  Payment of Statutory Fees  . . . . . . . . . . . . . . . . .  37
        15.2  Retiree Benefits . . . . . . . . . . . . . . . . . . . . . .  37
        15.3  Compliance with Tax Requirements . . . . . . . . . . . . . .  37
        15.4  Preservation of Subordination Rights . . . . . . . . . . . .  37
        15.5  Compliance with all Applicable Laws. . . . . . . . . . . . .  37
        15.6  Severability of Joint Plan Provisions. . . . . . . . . . . .  38
        15.7  Revocation of Joint Plan.  . . . . . . . . . . . . . . . . .  38
        15.8  Plan Binding on All Entities.  . . . . . . . . . . . . . . .  38
        15.9  Section 1146 Exemption.  . . . . . . . . . . . . . . . . . .  38
        15.10 Filing of Additional Documents.  . . . . . . . . . . . . . .  38
        15.11 Joint Plan Controls. . . . . . . . . . . . . . . . . . . . .  39
        15.12 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .  39
        15.13 Governing Law  . . . . . . . . . . . . . . . . . . . . . . .  41

              FIRST AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION


        Marvel Holdings Inc. and The Official Bondholders Committee of Marvel Holdings Inc., Marvel (Parent) Holdings Inc. and Marvel III Holdings Inc. propose the following First Amended Joint Chapter 11 Plan of Reorganization for Marvel Holdings Inc., Marvel (Parent) Holdings Inc., Marvel III Holdings Inc., Marvel Entertainment Group, Inc., The Asher Candy Company, Fleer Corp., Frank H. Fleer Corp., Heroes World Distribution, Inc., Malibu Comics Entertainment, Inc., Marvel Characters, Inc., Marvel Direct Marketing, Inc. and SkyBox International Inc.:

                                    SECTION 1
                          DEFINITIONS AND INTERPRETATION

   A. Definitions. The following terms used in the Joint Plan shall have the respective meanings defined below:

        1.1 "Administration Expense Claim" means any right to payment constituting a cost or expense of administration of any of the Cases allowed under sections 503(b) and 507(a)(1) of the Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates of each of the Debtors, any actual and necessary costs and expenses of operating the businesses of each of the Debtors, indebtedness or obliga-tions incurred or assumed by each of the Debtors in connection with the conduct of its business on or after the Petition Date (including, without limitation, the obligations under the DIP Credit Facility), any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under sections 330 or 503 of the Code, and any fees or charges assessed against the estates of the Debtors under 28 U.S.C. Section 1930.

        1.2 "Administration Expense Claims Bar Date" means the date to be established by the Court as the last date for the filing of Administration Expense Claims, other than applications for professional compensation, as contemplated by Section 4.2 of the Joint Plan.

        1.3 "Administrative Agent" means The Chase Manhattan Bank, as administrative agent under the Existing Credit Agreements.

        1.4 "Affiliate" means, with reference to any entity, any other entity that, within the meaning of Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, "controls," is "controlled by" or is under "common control with" such entity.

        1.5 "Allowed" means, with reference to any Equity Interest and with reference to any Claim other than a Senior Secured Claim, (a) any Claim against or Equity Interest in any Debtor which has been listed by such Debtor in its Schedules, as such Schedules may be amended from time to time, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed and as to which no objection has been timely filed, (b) any Claim or Equity Interest allowed by Final Order,
   (c) any Claim or Equity Interest as to which the liability of a Debtor and the amount thereof are determined by Final Order of a court of competent jurisdiction other than the Court or (d) any Claim allowed under the Joint Plan.

        1.6 "Allowed Senior Secured Claim" means a Senior Secured Claim as reduced by (i) a pro rata amount of the Excess Postpetition Payment and
   (ii) the amount of any liability of the holder of the Senior Secured Claim (or its predecessor-in-interest) to any of the Debtors.

        1.7 "Amended Marvel Charter" means the Certificate of Incorporation For Marvel, as amended and restated pursuant to the Joint Plan. The

   Amended Marvel Charter shall be in substantially the form filed with the Court as a Plan Document.

        1.8 "Assumption Schedule" means a schedule filed by the Proponents no later than ten (10) days prior to the Confirmation Hearing or such later date as may be fixed by the Court, as amended at any time until the conclusion of the Confirmation Hearing, setting forth the executory contracts and unexpired leases to which a Holdings Debtor is party that are assumed pursuant to the Joint Plan.

        1.9 "Ballot" means any form distributed to holders of impaired Claims or Equity Interests on which is to be indicated acceptance or rejection of the Joint Plan.

        1.10 "Ballot Date" means the date fixed by the Court as the date by which all Ballots for acceptance or rejection of the Joint Plan must be received from voting holders of impaired Claims and Equity Interests.

        1.11 "Business Day" means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

        1.12 "Cases" means the cases commenced under chapter 11 of the Code by the Debtors on the Petition Date.

        1.13  "Cash" means legal tender of the United States of America.

        1.14 "Causes of Action" means, without limitation, any and all actions, causes of action, liabilities, obligations, rights, suits, debts, sums of money, damages, judgments, claims and demands whatsoever, whether known or unknown, in law, equity or otherwise including causes of action set forth in chapter 5 of the Code.

        1.15 "Claim" means (a) any right to payment from any of the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from any of the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

        1.16 "Class" means a category of Claims or Equity Interests as classified in section 2 of the Joint Plan.

        1.17 "Code" means title 11, United States Code, as applicable to the Cases.

        1.18 "Collateral" means, the interest of any Debtor in any property or interest in property of the estate of such Debtor subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Code.

        1.19 "Committee" means the Official Bondholders Committee of the Holdings Debtors appointed by the United States Trustee on January 9, 1997.

        1.20 "Confirmation Date" means the date on which the Clerk of the Court enters the Confirmation Order on its docket.

        1.21 "Confirmation Hearing" means the hearing held by the Court on confirmation of the Joint Plan, as such hearing may be adjourned or continued from time to time.

        1.22 "Confirmation Order" means the order of the Court confirming the Joint Plan pursuant to section 1129 of the Code.

        1.23 "Court" means the United States District Court for the District of Delaware having jurisdiction over the Cases and, to the extent of any reference under 28 U.S.C. Section 157, the United States Bankruptcy Court for the District of Delaware.

        1.24  "Debtors" means the Marvel Debtors and the Holdings Debtors.

        1.25 "DIP Credit Facility" means the Revolving Credit and Guaranty Agreement, dated December 27, 1996, between Marvel as borrower, the other Marvel Debtors as guarantors, and the Administrative Agent on its own behalf and on behalf of a syndicate of financial institutions to be arranged by the Administrative Agent, as lenders, as amended and approved by order of the Court dated January 24, 1997 and pursuant to which Marvel may make postpetition borrowings and receive other financial accommodations in an amount up to $100 million.

        1.26 "Derivative Securities Litigation Claim" means any unliquidated Claim being or admitting of being prosecuted derivatively on behalf of a Debtor.

        1.27 "Disbursing Agent" means any entity in its capacity as a disbursing agent under section 9 hereof.

        1.28 "Disclosure Statement" means the First Amended Disclosure Statement Relating to First Amended Joint Chapter 11 Plan of
   Reorganization, including all exhibits and schedules thereto, in the form approved by the Court.

        1.29 "Disputed" means with respect to a Claim against, or Equity Interest in, a Debtor, the extent to which such Claim or Equity Interest is not Allowed.

        1.30 "Distributed Collateral" means the stock of Panini S.p.A. and Fleer Corp., wholly-owned subsidiaries of Marvel; provided, that, in accordance with section 5.2.1 of the Joint Plan, at the sole discretion of the Proponents, some or all of the assets of Fleer Corp. and its subsidiaries may be substituted for the stock thereof as "Distributed Collateral."

        1.31 "Equity Interest" means any share of common stock or other instrument evidencing a present ownership interest in any of the Debtors, whether or not transferable.

        1.32 "Excess Collateral Amount" means the amount, if any, that the value of the interest of the holders of Senior Secured Claims (or that of their predecessors-in-interest) in Collateral exceeds the aggregate amount of the Senior Secured Claims, in both cases as measured on the Petition Date.

        1.33 "Excess Postpetition Payment" means the amount paid by the Debtors on or after the Petition Date to the holders of Senior Secured Claims (or their predecessors-in-interest) that exceeds the Excess Collateral Amount.

        1.34 "Existing Credit Agreements" means, collectively, (a) that certain Amended and Restated Credit and Guarantee Agreement dated as of August 30, 1994, as amended, among Marvel, Fleer Corp., the financial institutions parties thereto, the co-agents named therein and the Administrative Agent, (b) that certain Credit and Guarantee Agreement dated as of April 24, 1995, as amended, by and among Marvel, Fleer Corp., the financial institutions party thereto, the co-agents named therein and the Administrative Agent, (c) that certain Term Loan and Guarantee Agreement dated as of August 30, 1994, as amended, among Marvel, Panini, S.p.A. (formerly named Marvel Comics Italia S.r.l.), and Instituto Bancario San Paolo Di Torino, S.p.A. and the related Participation Agreement dated as of August 30, 1994 among Instituto Bancario San Paolo Di Torino, S.p.A., New York Limited Branch, as Italian lender, the Administrative Agent, and the financial institutions signatory thereto, as participants, (d) that certain Line of Credit, dated as of March 27, 1996, as amended, among Fleer Corp., the banks and other financial institutions parties thereto and the Administrative Agent, (e)(i)(A) any letter of credit issued for the account of Marvel or any of its subsidiaries by a bank or other financial insti-tution which is a party to any of the Existing Credit Agreements referred to in clauses (a) or (b) hereof and (B) any related letter of credit applications and any agreements governing or evidencing reimbursement obligations relating to any letters of credit referred to in clause
   (e)(i)(A) hereof and (ii) any interest rate agreement between Marvel or any of its subsidiaries and a bank or other financial institution which is a party to any of the Existing Credit Agreements referred to in clauses (a) through (d) inclusive, hereof, and (f) any guarantees and security documents executed and delivered in connection with any of the foregoing agreements.

        1.35 "Expiration Date" means, in connection with the Rights Offering, 5:00 p.m., New York City time on the first Business Day after the passage of thirty (30) days after the Rights Record Date, unless extended by the Proponents.

        1.36 "Final Order" means an order or judgment of the Court entered by the Clerk of the Court on the docket in the Cases, which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for reconsideration, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reconsideration, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, reconsideration, reargument or rehearing thereof has been sought, such order or judgment of the Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or reconsideration, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for reconsideration, reargument or rehearing shall have expired; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Rules, may be filed relating to such order shall not cause such order not to be a Final Order.


        1.37 "Holdings" means Marvel Holdings Inc., a Delaware corporation, and the debtor in Chapter 11 Case No. 96-2066 (HSB).

        1.38 "Holdings Debtors Consummation Date" means the first Business Day after the date on which each of the conditions in section 12.2.1 hereof is satisfied or waived, or as soon as practicable thereafter.

        1.39 "Holdings Debtor" means each of Holdings, Parent and Marvel III, the debtors in Chapter 11 Case Nos. 96-2066 (HSB) through 96-2068 (HSB), respectively.

        1.40 "Holdings Indenture" means the trust indenture dated as of April 15, 1993, between Holdings, as issuer, and Nations Bank of Georgia, N.A., as indenture trustee, pursuant to which Holdings issued $517,447,000 in Series B Senior Secured Discount Notes due 1998.

        1.41 "Holdings Liquidation Trust" means the liquidating trust established by Holdings pursuant to the Joint Plan and the applicable Liquidation Trust Agreement.

        1.42 "Holdings Liquidation Trust Assets" means all of the assets and property (other than Marvel Equity Interests), including, without limitation, all Causes of Action, of Holdings.
        1.43 "Indenture Trustee" means LaSalle National Bank, not in its individual capacity, but solely as successor indenture trustee under each of the Holdings Indenture, the Parent Indenture and the Marvel III Indenture.

        1.44 "Intercompany Claim" means any Claim against a Marvel Debtor held by a Marvel Debtor.

        1.45 "Joint Plan" means this First Amended Joint Chapter 11 Plan of Reorganization, including the exhibits and schedules hereto, as the same may be amended or modified from time to time in accordance with the terms hereof.

        1.46 "Lien" means any charge against or interest in property to secure payment of a debt or performance of an obligation.

        1.47 "Liquidation Trusts" means the Holdings Liquidation Trust, the Parent Liquidation Trust and the Marvel III Liquidation Trust.

        1.48 "Liquidation Trust Agreements" means the agreements and instruments to be dated as of the Holdings Debtors Consummation Date establishing and setting forth the provisions of the respective Liquidation Trusts, substantially in the form filed with the Court as Plan Documents.

        1.49 "Liquidation Trust Assets" means the Holdings Liquidation Trust Assets, the Parent Liquidation Trust Assets and the Marvel III Liquidation Trust Assets.

        1.50 "Liquidation Trustee" means the person(s) or entity(ies) appointed in accordance with each Liquidation Trust Agreement to administer each respective Liquidation Trust.

        1.51 "Marvel" means Marvel Entertainment Group, Inc., a Delaware corporation.

        1.52 "Marvel Common Stock" means the 101,809,657 shares of common stock of Marvel that were issued and outstanding as of the Petition Date.

        1.53 "Marvel Debtor" means each of Marvel, The Asher Candy Company, Fleer Corp., Frank H. Fleer Corp., Heroes World Distribution, Inc., Malibu Comics Entertainment, Inc., Marvel Characters, Inc., Marvel Direct Marketing Inc., and Skybox International Inc., each (other than Malibu Comics Entertainment, Inc.) being a Delaware corporation, and Malibu Comics Entertainment, Inc. being a California corporation, the debtors in Chapter 11 Case Nos. 96-2069 (HSB) through 96-2077 (HSB), respectively.

        1.54 "Marvel Debtors Consummation Date" means the first Business Day after the date on which each of the conditions in section 12.2.2 hereof is satisfied or waived, or as soon as practicable thereafter.

        1.55 "Marvel Equity Interests" means the Equity Interests in Marvel evidenced by the Marvel Common Stock.

        1.56 "Marvel III" means Marvel III Holdings, Inc., a Delaware corporation and the debtor in Chapter 11 Case No. 96-2067 (HSB).

        1.57 "Marvel III Indenture" means the trust indenture dated as of February 15, 1994, between Marvel III, as issuer, and Nations Bank of Georgia, N.A., as indenture trustee, pursuant to which Marvel III issued $125,000,000 in 9-1/8% Series B Senior Secured Discount Notes due 1998.

        1.58 "Marvel III Liquidation Trust" means the liquidating trust established by Marvel III pursuant to the Joint Plan and the applicable Liquidation Trust Agreement.

        1.59 "Marvel III Liquidation Trust Assets" means all of the assets and property, including, without limitation, all Causes of Action, of Marvel III.

        1.60 "Master Ballot" means the document approved by the Court to be used in voting on the Joint Plan that must be executed and delivered by a brokerage firm, bank or other record holder of securities that is not also the beneficial holder of such securities.

        1.61 "New Common Stock" means the 500 million shares of authorized common stock, par value $0.01 per share, of Reorganized Marvel, of which, as of the Marvel Debtors Consummation Date, shall include the Replacement Shares (50,904,828 shares), the Rights Offering Shares (196,492,638 shares), and the Put Premium (7,126,676 shares); all of the foregoing New Common Stock shall be authorized under the Joint Plan, the Confirmation Order, and the Amended Marvel Charter.

        1.62 "New Senior Secured Notes" means the notes to be issued by Reorganized Marvel to holders of Allowed Senior Secured Claims. The terms of the New Senior Secured Notes shall be as set forth in section 7.3 of the Joint Plan and shall be in substantially the form to be filed with the Court as a Plan Document.

        1.63 "Note Claims" means Secured Note Claims and Unsecured Note
   Claims.

        1.64 "Other Secured Claims" means any Secured Claim not constituting a Senior Secured Claim or a Secured Note Claim.

        1.65 "Parent" means Marvel (Parent) Holdings, Inc., a Delaware corporation, and the debtor in Chapter 11 Case No. 96-2068 (HSB).

        1.66 "Parent Indenture" means the trust indenture dated as of October 1, 1993, between Parent, as issuer, and Nations Bank of Georgia, N.A., as indenture trustee, pursuant to which Parent issued $251,678,000 in Senior Secured Discount Notes due 1998.

        1.67 "Parent Liquidation Trust" means the liquidating trust established by Parent pursuant to the Joint Plan and the applicable Liquidation Trust Agreement.

        1.68 "Parent Liquidation Trust Assets" means all of the assets and property (other than Marvel Equity Interests), including, without limitation, all Causes of Action, of Parent.

        1.69 "Petition Date" means December 27, 1996.

        1.70 "Plan Documents" means the material documents, instruments and agreements that implement the transactions contemplated by the Joint Plan which shall be in substantially the form filed with the Court prior to the commencement of the Confirmation Hearing.

        1.71 "Plan Secured Note" means a note issued under the Joint Plan by the applicable Reorganized Debtor to a holder of an Allowed Other Secured

   Claim.  The terms of the Plan Secured Notes shall be as set forth in section 7.4 of the Joint Plan and shall be in substantially the form filed with the Court as a Plan Document.

        1.72 "Priority Non-Tax Claim" means any Claim of a kind specified in section 507(a)(2), (3), (4), (5), (6), (7) or (9) of the Code.

        1.73 "Priority Tax Claim" means any Claim of the kind specified in section 507(a)(8) of the Code.

        1.74 "Proponents" means the Committee and Holdings.

        1.75 "pro rata" means, with reference to any calculation or distribution relating to any Allowed Claim or Allowed Equity Interest, the ratio (expressed as a percentage) that the amount of an Allowed Claim or Allowed Equity Interest, as applicable, bears to the aggregate amount of all Allowed Claims or Equity Interests of the same Class or Subclass, as fixed by Final Order or as estimated by the Disbursing Agent.

        1.76 "Put Premium" means 7,126,676 shares of New Common Stock to be issued by Reorganized Marvel to the Standby Purchasers in exchange for the performance of their obligations under the Standby Purchase Agreements, which shares shall represent 2.8% of the issued and outstanding shares of Reorganized Marvel as of the Marvel Debtors Consummation Date.

        1.77 "Rejection Schedule" means a schedule filed by the Proponents no later than ten (10) days prior to the Confirmation Hearing or such later date as may be fixed by the Court, as amended at any time until the conclusion of the Confirmation Hearing, setting forth the executory contracts and unexpired leases to which a Marvel Debtor is party that are rejected pursuant to the Joint Plan.

        1.78 "Reorganized" means, with reference to any Debtor, such Debtor (unless such Debtor is a Debtor for which the Joint Plan is not confirmed) or any successor in interest thereto from and after the Holdings Debtors Consummation Date or the Marvel Debtors Consummation Date, as applicable.

        1.79 "Replacement Shares" means the 50,904,828 shares of New Common Stock to be issued together with the Rights by Reorganized Marvel in exchange for the Marvel Common Stock. The Replacement Shares shall represent 20% of the issued and outstanding shares of Reorganized Marvel as of the Marvel Debtors Consummation Date

        1.80 "Rights" means the rights issued together with the Replacement Shares in exchange for the Marvel Common Stock pursuant to the Rights Offering to subscribe for and to acquire in exchange for the Rights Offering Consideration the Rights Offering Shares. The Rights shall have the terms set forth in Section 7.2 of the Joint Plan.

        1.81 "Rights Offering" means the terms and provisions governing the issuance and exercise of the Rights, as described in the Disclosure Statement.

        1.82 "Rights Offering Consideration" means the aggregate amount to be paid to Marvel as consideration for the exercise of the Rights; to wit, $365 million less the Bank Debt Purchase Benefit (as defined herein below). For purposes of the Joint Plan, the term "Bank Debt Purchase Benefit" means the difference between the face amount of a Senior Secured Claim held by a member of the Committee and the purchase price paid therefor by such member, which benefit shall be passed through pro rata to all recipients of Rights under the Joint Plan by reducing the exercise price for each Rights Offering Share by $0.005089 for $1.0 million of Bank Debt Purchase Benefit. Accordingly, for purposes of illustration only if members of the Committee purchased no Senior Secured Claims, the "Bank Debt Purchase Benefit" would equal $0 (i.e., no benefit) and the price per share upon exercise of a Right would be $1.857576, calculated as follows: ($365 million - $0) 196,492,638 shares. Whereas, if members of the Committee purchased $100 million in Senior Secured Claims for $70 million, the "Bank Debt Purchase Benefit" would equal $30 million, and the price per share upon exercise of a Right would be $1.704898 calculated as follows ($365 million - $30
   million)   196,492,638 shares.

        1.83 "Rights Offering Shares" means the 196,492,638 shares of New Common Stock to be issued by Reorganized Marvel in connection with the exercise of the Rights under the Rights Offering. The Rights Offering Shares shall represent 77.2% of the issued and outstanding shares of Reorganized Marvel as of the Marvel Debtors Consummation Date.

        1.84 "Rights Record Date" means 5:00 p.m. New York City time on the first Business Day after the date on which the Indenture Trustee certifies to the Proponents that the Marvel Common Stock owned by the Holdings Debtors has been distributed to the holders of Allowed Note Claims in accordance with the Plan.

        1.85 "Rules" means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under 28 U.S.C. Section 2075, and any Local Rules of the Court.

        1.86 "Schedules" means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors under section 521 of the Code and the Official Bankruptcy Forms of the Rules as such schedules and statements have been or may be supplemented or amended.

        1.87 "Secured Claim" means a Claim secured by a Lien on Collateral to the extent of the value of the holder's interest in such Collateral, as determined in accordance with section 506(a) of the Code or, if such Claim is subject to setoff, under section 553 of the Code, to the extent of such setoff.

        1.88 "Secured Note Claims" means the Claims evidenced by (i) the notes issued by Holdings pursuant to the Holdings Indenture, (ii) the notes issued by Parent pursuant to the Parent Indenture and (iii) the notes issued by Marvel III pursuant to the Marvel III Indenture, in each case to the extent secured pursuant to section 506 of the Code.

        1.89 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        1.90 "Senior Secured Claim" means any Secured Claim arising from any of the Existing Credit Agreements or evidenced by any of the promissory notes or letters of credit issued thereunder.

        1.91 "Standby Purchase Agreements" means the agreements in substantially the form annexed to the Disclosure Statement pursuant to which, among other things, the Standby Purchasers agree to purchase at the exercise price all of the Rights Offering Shares as to which the Rights associated therewith remain unexercised at the expiration of the Rights Offering, and in exchange for which commitment the Standby Purchasers shall receive the Put Premium.

        1.92 "Standby Purchasers" means High River Limited Partnership, Westgate International, L.P. and United Equities Commodities Company.

        1.93 "Subsidiary Equity Interests" means the Equity Interests in any of the Marvel Debtors (other than Marvel) held by any of the other Marvel Debtors.

        1.94 "Subclass" means a category of Claims or Equity Interests as classified in section 2 of the Joint Plan.

        1.95 "Toy Biz" means Toy Biz, Inc., a Delaware corporation in which Marvel currently holds an ownership interest of approximately 27%.

        1.96 "Toy Biz Class A Stock" means the Class A common stock, par value $0.01 per share, of Toy Biz.

        1.97 "Toy Biz Class B Stock" means the Class B common stock, par value $0.01 per share, of Toy Biz.

        1.98 "Toy Biz License" means the exclusive, world-wide, paid-up, perpetual license granted to Toy Biz by Marvel to develop, manufacture, market and sell specified types of toys based on Marvel's entire catalogue of characters.

        1.99 "Toy Biz Stockholders Agreement" means that certain Stockholders' Agreement dated as of March 2, 1995 by and among Avi Arad, Isaac Perlmutter, Isaac Perlmutter T.A., Marvel, Toy Biz, and Zib Inc.

        1.100 "Trust Interests" means a fractional undivided beneficial interest in a Liquidation Trust for distribution to holders of Allowed Unsecured Claims against Holdings Debtors.

        1.101 "Unsecured Claim" means an Unsecured Note Claim and any Claim against a Debtor that is not an Administration Expense Claim, a Priority Non-Tax Claim, a Priority Tax Claim, a Senior Secured Claim, an Other Secured Claim, a Secured Note Claim, or an Intercompany Claim.

        1.102 "Unsecured Note Claims" means the Claims represented by (i) the notes issued by Holdings pursuant to the Holdings Indenture, (ii) the notes issued by Parent pursuant to the Parent Indenture and (iii) the notes issued by Marvel III pursuant to the Marvel III Indenture, in each case to the extent not a Secured Claim.

        1.103 "Warrants" means, collectively, all incentive stock options, non-qualified stock options and stock appreciation rights granted under that certain Marvel Entertainment Group, Inc. Amended and Restated Stock Option Plan and any other options, warrants, or rights, contractual or otherwise, if any, to acquire an Equity Interest.

   B.   Interpretation; Application of
        Definitions and Rules of Construction.

        Unless otherwise specified, all section, schedule or exhibit references in the Joint Plan are to the respective section in, article of, or schedule or exhibit to, the Joint Plan, as the same may be amended, supplemented or modified from time to time. The words "herein," "hereof," "hereto," "hereunder," and other words of similar import refer to the Joint Plan as a whole and not to any particular section, subsection or clause contained in the Joint Plan. A term used herein that is not defined herein shall have the meaning assigned to that term in the Code. The rules of construction contained in section 102 of the Code shall apply to the con-struction of the Joint Plan. The headings in the Joint Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

                                    SECTION 2
                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

   2.1 Unclassified Claims. Administration Expense Claims and Priority Tax Claims are unclassified in the Joint Plan.

   2.2 Classified Claims and Equity Interests. All Claims (other than Administration Expense Claims and Priority Tax Claims) and all Equity Interests are classified in the Joint Plan as set forth in this section 2.

   2.3 Holdings Debtors Claims and Equity Interests. The classified Claims against, and Equity Interests in, the Holdings Debtors are classified in the Joint Plan as follows:

        2.3.1  Holdings Debtors Class 1:   Secured Note Claims

                  Subclass 1A:   Marvel Holdings Inc.
                  Subclass 1B:   Marvel (Parent) Holdings Inc.
                  Subclass 1C:   Marvel III Holdings Inc.

        2.3.2  Holdings Debtors Class 2:   Other Secured Claims

                  Subclass 2A:   Marvel Holdings Inc.
                  Subclass 2B:   Marvel (Parent) Holdings Inc.
                  Subclass 2C:   Marvel III Holdings Inc.

        2.3.3  Holdings Debtors Class 3:   Priority Non-Tax Claims

                  Subclass 3A:   Marvel Holdings Inc.
                  Subclass 3B:   Marvel (Parent) Holdings Inc.
                  Subclass 3C:   Marvel III Holdings Inc.

        2.3.4  Holdings Debtors Class 4:   Unsecured Claims

                  Subclass 4A:   Marvel Holdings Inc.
                  Subclass 4B:   Marvel (Parent) Holdings Inc.
                  Subclass 4C:   Marvel III Holdings Inc.

        2.3.5  Holdings Debtors Class 5:   Equity Interests

                  Subclass 5A:   Marvel Holdings Inc.
                  Subclass 5B:   Marvel (Parent) Holdings Inc.
                  Subclass 5C:   Marvel III Holdings Inc.

   2.4 Marvel Debtors Claims and Equity Interests. The classified Claims against, and Equity Interests in, the Marvel Debtors are classified in the Joint Plan as follows:

        2.4.1  Marvel Debtors Class 1:     Senior Secured Claims

        2.4.2  Marvel Debtors Class 2:     Other Secured Claims

                  Subclass 2A:   Marvel Entertainment Group, Inc.
                  Subclass 2B:   The Asher Candy Company
                  Subclass 2C:   Fleer Corp.
                  Subclass 2D:   Frank H. Fleer Corp.
                  Subclass 2E:   Heroes World Distribution, Inc.
                  Subclass 2F:   Malibu Comics Entertainment, Inc.
                  Subclass 2G:   Marvel Characters, Inc.
                  Subclass 2H:   Marvel Direct Marketing Inc.
                  Subclass 2I:   SkyBox International Inc.

        2.4.3  Marvel Debtors Class 3:     Priority Non-Tax Claims

                  Subclass 3A:   Marvel Entertainment Group, Inc.
                  Subclass 3B:   The Asher Candy Company
                  Subclass 3C:   Fleer Corp.
                  Subclass 3D:   Frank H. Fleer Corp.
                  Subclass 3E:   Heroes World Distribution, Inc.

                  Subclass 3F:   Malibu Comics Entertainment, Inc.
                  Subclass 3G:   Marvel Characters, Inc.
                  Subclass 3H:   Marvel Direct Marketing Inc.
                  Subclass 3I:   SkyBox International Inc.

        2.4.4  Marvel Debtors Class 4:     Unsecured Claims

                  Subclass 4A:   Marvel Entertainment Group, Inc.
                  Subclass 4B:   The Asher Candy Company
                  Subclass 4C:   Fleer Corp.
                  Subclass 4D:   Frank H. Fleer Corp.
                  Subclass 4E:   Heroes World Distribution, Inc.
                  Subclass 4F:   Malibu Comics Entertainment, Inc.
                  Subclass 4G:   Marvel Characters, Inc.
                  Subclass 4H:   Marvel Direct Marketing Inc.
                  Subclass 4I:   SkyBox International Inc.

        2.4.5  Marvel Debtors Class 5:     Intercompany Claims

        2.4.6  Marvel Debtors Class 6:     Marvel Equity Interests

        2.4.7  Marvel Debtors Class 7:     Subsidiary Equity Interests

        2.4.8  Marvel Debtors Class 8:     Warrants

   2.5  Effect of Subclasses.  Each Subclass is a separate Class pursuant to section 1122 of the Code for purposes of voting on, and confirmation of, the Joint Plan.

   2.6 Subtraction and Addition of Classes and Subclasses. Any Class or Subclass of Claims or Equity Interests that does not contain an Allowed Claim or Equity Interest or a Claim or Equity Interest temporarily Allowed under Rule 3018 as of the date of the commencement of the Confirmation Hearing shall be deemed subtracted from the Joint Plan for purposes of voting on the Joint Plan and for determining acceptance or rejection of the Joint Plan. If any Subclass containing Other Secured Claims would contain two or more Other Secured Claims collateralized by different properties or interests in property or collateralized by Liens against the same property or interest in property having different priority, such Claims shall be divided into separate Subclasses of such Subclass and shall be treated as though separately classified for purposes of voting and receiving treatment under the Joint Plan.

                                    SECTION 3
        IDENTIFICATION OF IMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS

   3.1 Unimpaired Class. Marvel Debtors Class 5 (Intercompany Claims) is unimpaired under the Joint Plan.

   3.2 Impaired Classes. Other than the Class containing Intercompany Claims, all Classes of Claims and Equity Interests including each Subclass thereof are impaired under the Joint Plan.

                                    SECTION 4
              TREATMENT OF UNCLASSIFIED CLAIMS UNDER THE JOINT PLAN

   4.1 Administration Expense Claims. In full satisfaction and discharge of their Administration Expense Claims, on the Holdings Debtors Consummation Date or the Marvel Debtors Consummation Date, as applicable, unless otherwise agreed, each holder of an Allowed Administration Expense Claim shall receive Cash from Reorganized Marvel equal to the amount of such Allowed Administration Expense Claim; provided, that Allowed Administration Expense Claims representing liabilities incurred on or after the Petition

   Date in the ordinary course of business or arising on or after the Petition Date under loans, advances or other obligations (whether or not incurred in the ordinary course of business), shall be assumed and paid by the Reorganized Debtors in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

   4.2 Administration Expense Claims Bar Date. The Joint Plan constitutes a motion governed by the Joint Plan to establish an Administration Expense Claims Bar Date applicable to all Administration Expense Claims other than those addressed in section 4.3 of the Joint Plan in each of the Cases, which is the date that is thirty (30) days after the Confirmation Date. FAILURE TO FILE A PROOF OF ADMINISTRATION EXPENSE CLAIM ON OR BEFORE THE ADMINISTRATION EXPENSE CLAIMS BAR DATE SHALL RESULT IN SUCH ADMINISTRATION EXPENSE CLAIM BEING FOREVER BARRED AND DISALLOWED WITHOUT FURTHER ORDER OF THE COURT.

   4.3 Compensation and Reimbursement Claims. All entities seeking an award by the Court of compensation for services rendered or reimbursement of expenses incurred in connection with the Cases through and including the Marvel Debtors Consummation Date, including applications under sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Code, (a) shall file their respective final applications therefor no later than forty-five (45) days after the Marvel Debtors Consummation Date and, (b) if granted such an award by the Court, unless otherwise agreed, such Allowed Administration Expense Claims shall be paid in Cash from Reorganized Marvel when allowed by the Court. The Proponents acknowledge that the Indenture Trustee has and continues to make a substantial contribution to the Cases. The fees and expenses of the Indenture Trustee, including those of its profes-sionals, incurred in connection with the Cases, as allowed by the Court, shall constitute Allowed Administration Expense Claims governed by this section.

   4.4 Priority Tax Claims. In full satisfaction and discharge of their Priority Tax Claims, unless otherwise agreed, each holder of an Allowed Priority Tax Claim shall receive, at the option of the Proponents, either
   (i) payment in Cash on the Holdings Debtors Consummation Date or the Marvel Debtors Consummation Date, as applicable, in the amount of such Allowed Priority Tax Claim, or (ii) equal annual Cash payments commencing on the first anniversary of the date of the assessment of such Allowed Priority Tax Claim that occurs after the Holdings Debtor Consummation Date and the Marvel Debtors Consummation Date, as applicable, over a period not exceed-ing six (6) years after the date of assessment of such Allowed Priority Tax Claim, of a value, as of the Holdings Debtor Consummation Date and the Marvel Debtors Consummation Date, as applicable, equal to the allowed amount of such Allowed Priority Tax Claim together with interest at a fixed annual rate equal to six percent (6%).

                                    SECTION 5
                        PROVISIONS FOR TREATMENT OF CLAIMS
                    AND EQUITY INTERESTS UNDER THE JOINT PLAN

   5.1  Treatment of Holdings Debtors Claims and Equity Interests.

        5.1.1  Class 1:  Secured Note Claims.

             (a) Subclass 1A: Marvel Holdings Inc. In full satisfaction and discharge of their Secured Note Claims, unless otherwise agreed, on the Holdings Debtors Consummation Date each holder of an Allowed Secured Note Claim against Holdings shall receive a pro rata distribution of the 48,000,000 shares of Marvel Common Stock pledged under the Holdings Indenture. The shares of Marvel Common Stock received pursuant to the preceding sentence shall subsequently be cancelled in exchange for the treatment provided for such Marvel Equity Interests as provided in section
   5.2.6 of the Joint Plan.

             (b) Subclass 1B: Marvel (Parent) Holdings Inc. In full satisfaction and discharge of their Secured Note Claims, unless otherwise agreed, on the Holdings Debtors Consummation Date, each holder of an Allowed Secured Note Claim against Parent shall receive a pro rata distribution of the 20,000,000 shares of Marvel Common Stock pledged under the Parent Indenture. The shares of Marvel Common Stock received pursuant to the preceding sentence shall subsequently be cancelled in exchange for the treatment provided for such Marvel Equity Interests as provided in section 5.2.6 of the Joint Plan.

             (c) Subclass 1C: Marvel III Holdings Inc. In full satisfaction and discharge of their Secured Note Claims, unless otherwise agreed, on the Holdings Debtors Consummation Date, each holder of an Allowed Secured Note Claim against Marvel III shall receive a pro rata distribution of the 9,302,326 shares of Marvel Common Stock pledged under the Marvel III Indenture. The shares of Marvel Common Stock received pursuant to the preceding sentence shall subsequently be cancelled in exchange for the treatment provided for such Marvel Equity Interests as provided in section
   5.2.6 of the Joint Plan.

        5.1.2 Class 2: Other Secured Claims. In full satisfaction and discharge of their Other Secured Claims, unless otherwise agreed, on the Holdings Debtors Consummation Date, at the sole discretion of the Proponents, each holder of an Allowed Other Secured Claim against a Holdings Debtor shall receive (i) a Plan Secured Note; (ii) the treatment set forth in section 1124(1) or (2) of the Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand and receive payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default; (iii) the Collateral securing such Allowed Other Secured Claim; (iv) Cash in an amount equal to the amount of such Allowed Other Secured Claim; or (v) if such Claim constitutes a right of setoff, authority to exercise a valid right of setoff pursuant to section 553 of the Code.

        5.1.3 Class 3: Priority Non-Tax Claims. In full satisfaction and discharge of their Priority Non-Tax Claims, unless otherwise agreed, on the Holdings Debtors Consummation Date, each holder of an Allowed Priority Non-Tax Claim against a Holdings Debtor shall be distributed on account of such Allowed Priority Non-Tax Claim a payment in Cash equal to the amount of its Allowed Priority Non-Tax Claim.

        5.1.4  Class 4:  Unsecured Claims.

             (a) Subclass 4A: Marvel Holdings Inc.. In full satisfaction and discharge of their Unsecured Claims, unless otherwise agreed, on the Holdings Debtors Consummation Date, each holder of an Allowed Unsecured Claim against Holdings shall receive (a) provided that all Allowed Administration Expense Claims against the Holdings Debtors are paid in Cash or reserved for in full in Cash, a pro rata distribution of the Marvel Common Stock owned by Holdings which are not pledged to secure Secured Note Claims (2,932,167 shares), which shares shall subsequently be cancelled in exchange for the treatment provided for such Marvel Equity Interests as provided in section 5.2.6 of the Joint Plan and (b) a pro rata distribution of Trust Interests entitling the holder to a pro rata distribution of the proceeds of the Holdings Liquidation Trust.

             (b) Subclass 4B: Marvel (Parent) Holdings Inc. In full satisfaction and discharge of their Unsecured Claims, unless otherwise agreed, on the Holdings Debtors Consummation Date, each holder of an

   Allowed Unsecured Claim against Parent shall receive a pro rata distribution of Trust Interests entitling the holder to a pro rata distribution of the proceeds of the Parent Liquidation Trust.

             (c) Subclass 4C: Marvel III Holdings Inc. In full satisfaction and discharge of their Unsecured Claims, unless otherwise agreed, on the Holdings Debtors Consummation Date, each holder of an Allowed Unsecured Claim against Marvel III shall receive a pro rata distribution of Trust Interests entitling the holder to a pro rata distribution of the proceeds of the Marvel III Liquidation Trust.

        5.1.5 Class 5: Equity Interests. Holders of Equity Interests in the Holdings Debtors shall receive no distribution under the Joint Plan. On the Holdings Debtors Consummation Date the Equity Interests in the Holdings Debtors shall be cancelled and thereafter shall be null and void.

   5.2  Treatment of Marvel Debtors Claims and Equity Interests.

        5.2.1  Class 1:  Senior Secured Claims.

             In full satisfaction and discharge of their Senior Secured Claims, unless otherwise agreed, on the Marvel Debtors Consummation Date, the Administrative Agent shall receive, for further distribution to holders of Allowed Senior Secured Claims in accordance with the Existing Credit Agreements, (i) the Distributed Collateral and (ii) New Senior Secured Notes in an aggregate principal amount equal to the aggregate amount of the Allowed Senior Secured Claims less (A) the value of the Distributed Collateral as such value is determined by the Court and (B) the face amount of the Allowed Senior Secured Claims held by members of the Committee (which Allowed Senior Secured Claims shall be satisfied by a single payment in Cash in an amount equivalent to the amount paid for such Claims); provided, that, if the Court determines that the value of the Distributed Collateral is less than $385 million, then, at the sole discretion of the Proponents, Reorganized Marvel may retain some or all of the Distributed Collateral and increase the principal amount of the New Senior Secured Notes to an amount sufficient to provide the holders of the Allowed Secured Claims (that are not members of the Committee) with property having a value that is equivalent to the amount of their Allowed Senior Secured Claims.
   At the sole discretion of the Proponents, the New Senior Secured Notes may be distributed directly to the holders of Allowed Senior Secured Claims.

        5.2.2 Class 2: Other Secured Claims. In full satisfaction and discharge of their Other Secured Claims, unless otherwise agreed, on the Marvel Debtors Consummation Date, at the sole discretion of the Proponents, each holder of an Allowed Other Secured Claim against a Marvel Debtor shall receive (i) a Plan Secured Note; (ii) the treatment set forth in section 1124(1) or (2) of the Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand and receive payment of such Claim prior to the stated maturity of such Claim from and after the occurrence of a default;
   (iii) the Collateral securing such Allowed Other Secured Claim; (iv) Cash in an amount equal to the amount of such Allowed Other Secured Claim; or
   (v) if such Claim constitutes a valid right of setoff, authority to exercise a valid right of setoff pursuant to section 553 of the Code.

        5.2.3 Class 3: Priority Non-Tax Claims. In full satisfaction and discharge of their Priority Non-Tax Claims, unless otherwise agreed, on the Marvel Debtors Consummation Date, each holder of an Allowed Priority Non-Tax Claim against a Marvel Debtor shall receive on account of such Allowed Priority Non-Tax Claim a payment in Cash equal to the amount of its Allowed Priority Non-Tax Claim.

        5.2.4 Class 4: Unsecured Claims. In full satisfaction and discharge of their Unsecured Claims, unless otherwise agreed, on the Marvel Debtors Consummation Date, each holder of an Allowed Unsecured Claim against a Marvel Debtor shall receive Cash in an amount equal to the amount of such Allowed Unsecured Claim.

        5.2.5 Class 5: Intercompany Claims. Each holder of an Allowed Intercompany Claim shall retain unaltered the legal, equitable and contractual rights to which such Allowed Claim entitles such holder.

        5.2.6 Class 6: Marvel Equity Interests. The Marvel Common Stock shall be cancelled as of the Marvel Debtors Consummation Date, and in exchange therefor each holder of an Allowed Marvel Equity Interest shall receive (i) upon the commencement of the Rights Offering, the Rights attributable to the shares of Marvel Common Stock owned by such holder and
   (ii) on the Marvel Debtors Consummation Date, one half share of the Replacement Shares for each share of Marvel Common Stock owned by such holder.

        5.2.7 Class 7: Subsidiary Equity Interests. Except to the extent that a Subsidiary Equity Interest constitutes Distributed Collateral under the Joint Plan, each holder of an Allowed Subsidiary Equity Interest shall retain unaltered the legal, equitable and contractual rights to which such Allowed Equity Interest entitles such holder.

        5.2.8 Class 8: Warrants. Holders of Warrants shall receive no distribution under the Joint Plan. On the Marvel Debtors Consummation Date the Warrants shall be cancelled and thereafter shall be null and void.

                                    SECTION 6
                    ACCEPTANCE OR REJECTION OF THE JOINT PLAN

   6.1 Classes Entitled to Vote. Each impaired Class of Claims and Equity Interests, other than Holdings Debtors Class 5 (Equity Interests) and Marvel Debtors Class 8 (Warrants), and, as applicable, each Subclass thereof are entitled to vote separately to accept or to reject the Joint Plan as provided in the order of the Court fixing the Ballot Date and otherwise approving or governing, as applicable, the balloting procedures applicable to the Joint Plan. Holders of Equity Interests in Holdings Debtors Class 5 (Equity Interests) and Marvel Debtors Class 8 (Warrants) receive no distribution under the Joint Plan, are not entitled to vote on the Joint Plan and are presumed to have rejected it in accordance with section 1126(g) of the Code.

   6.2 Calculation of Vote. For purposes of calculating the number of Allowed Claims held by holders of Allowed Claims that have voted to accept or to reject the Joint Plan under section 1126(c) of the Code, all Allowed Claims in a particular Class or Subclass held by any entity or any Affiliate thereof that acquired record ownership of such Allowed Claims after the Petition Date shall be aggregated and treated as one Allowed Claim in such Class or Subclass. Voting is tabulated separately for each Subclass and for each Debtor.

   6.3 Effect of Acceptance. A holder of a Claim or Equity Interest that has accepted the Joint Plan shall be deemed to have accepted each provision of the Joint Plan.

   6.4 Nonconsensual Confirmation. If any impaired Class of Claims or Equity Interests entitled to vote shall not accept the Joint Plan by the requisite statutory majorities provided in sections 1126(c) or 1126(d) of the Code, as applicable, the Proponents reserve the right to amend the Joint Plan or undertake to have the Court confirm the Joint Plan under section 1129(b) of the Code or both. The Proponents intend to seek confirmation of the Joint Plan under section 1129(b) of the Code notwithstanding the deemed rejection of the Joint Plan by Holdings Debtors Class 5 (Equity Interests) and Marvel Debtors Class 8 (Warrants).

                                    SECTION 7
               PROVISIONS OF SECURITIES ISSUED UNDER THE JOINT PLAN

   7.1 New Common Stock. The provisions of the New Common Stock to be issued under the Joint Plan are summarized as follows:

   Authorization:      The Amended Marvel Charter shall authorize the issuance
                       of 500 million shares of New Common Stock, of which authorized shares, 254,524,142 shares shall be retained and issued directly (i) under the Joint Plan, (ii) upon the exercise of the Rights and (iii) consummation of the transactions contemplated by the Standby Purchase
                       Agreements.  Except as otherwise provided by the Joint
                       Plan, no additional shares of New Common Stock may be issued other than as directed by the board of directors of Reorganized Marvel after the Marvel Debtors
                       Consummation Date.

   Par Value:          The New Common Stock shall have par value of $0.01 per
                       share.

   Attributes:         The New Common Stock shall have such attributes as to
                       voting, dividends, liquidation and otherwise as are set forth in the Amended Marvel Charter and as are otherwise provided by Delaware law.

   Listing: Reorganized Marvel shall use reasonable efforts to cause the New Common Stock to remain listed on the New York Stock Exchange or, alternatively, to be listed on such other national securities exchange as is appropriate.

   7.2 Rights. The provisions of the Rights to be issued under the Joint Plan are summarized as follows:

   Issuer:             Reorganized Marvel.

   Underlying
   Security:           New Common Stock, par value $0.01 per share.

   Rights per Share:   Each holder of Marvel Common Stock on the Rights Record
                       Date will receive 1.93 Rights for each share of Marvel
                       Common Stock.

   Exercise:           One share of New Common Stock will be issued for each
                       Right that is exercised.

   Fractional
   Rights: No fractional Rights or Cash in lieu thereof will be issued or paid; the number of Rights distributed to each recipient will be rounded up to the nearest whole number of Rights.

   Aggregate Number
   of Shares and
   Amount of
   Notes Offered:      196,492,638 shares of New Common Stock.

   Transfers:          The Rights will be freely transferable prior to their
                       exercise or expiration.

   Subscription
   Price: $1.857576 per share, less $0.005089 for each $1.0 million of Bank Debt Purchase Benefit (as defined in section 1.77 of the Joint Plan, the amount by which the amount paid by members of the Committee for Senior Secured Claims is less than the face amount of such Claims).

   Listing: The Proponents will use reasonable efforts to cause the Rights to be listed on a national securities exchange.


   7.3 New Senior Secured Notes. The provisions of the New Senior Secured Notes to be issued under the Joint Plan, unless the Toy Biz Transaction Events occur, are summarized as follows:

   Issuer:             Reorganized Marvel.

   Guarantors:         Operating subsidiaries of Reorganized Marvel.

   Principal Amount:   As set forth in section 5.2.1 of the Joint Plan.

   Maturity:           The seventh (7th) anniversary of the Marvel Debtors
                       Consummation Date.

   Interest:           (i) 131/2% per annum (T+665) if "paid in kind" through
                       issuance of additional New Senior Secured Notes; (ii)
                       10-3/4% per annum (T+400) if paid in Cash, except that if EBITDA/Pro Forma Interest Expense Coverage is less than 2.00x, the Cash pay rate shall be 121/2% (T+565).

   Interest Payment:   Semi-annually in arrears; payable-in-kind at the option
                       of Reorganized Marvel through the issuance of additional New Senior Secured Notes for the first four
                       (4) periods; payable in Cash thereafter.

   Principal Payment:  10% in years 4 and 5; 30% in year 6; and 50% in year 7.

   Collateral:         First lien and security interest on all of the assets
                       of Reorganized Marvel other than Toy Biz Class A or
                       Class B Stock; first lien and security interest on all assets of the operating subsidiaries of Reorganized
                       Marvel.

   Optional
   Redemption:         New Senior Secured Notes are redeemable at par by
                       Reorganized Marvel at any time.

   Certain Covenants:  Limitations on the ability of Reorganized Marvel to (i)
                       incur additional indebtedness; (ii) make restricted payments; (iii) issue and sell capital stock of Subsidiaries; (iv) enter into certain affiliate transactions; (v) create certain liens; (vi) sell certain assets, and (vii) enter into certain business combinations.

   7.4 Plan Secured Notes. The provisions of the Plan Secured Notes to be issued under the Joint Plan are summarized as follows:

   Issuer:             Applicable Reorganized Debtor.

   Principal Amount:   Allowed amount of applicable Allowed Other Secured
                       Claim.

   Maturity:           The fifth (5th) anniversary of the Holdings Debtors
                       Consummation Date or the Marvel Debtors Consummation
                       Date, as applicable.

   Interest:           8% per annum.

   Interest Payment:   Semi-annually in arrears.

   Amortization:       Straight-line amortization of principal.

   Collateral:         First lien and security interest on existing Collateral
                       or substituted property of equivalent value.


                                    SECTION 8
                             MEANS OF IMPLEMENTATION

   8.1 Closing of Standby Purchase Agreement; Rights Offering. On the Marvel Debtors Consummation Date, the closing of the Standby Purchase Agreement shall have occurred in accordance therewith, the Rights Offering shall have occurred in accordance therewith, the exercise of the Rights shall be consummated and Reorganized Marvel shall receive the consideration provided therein and shall make the distributions provided hereunder.


   8.2 Retention of Derivative Securities Litigation Claims. The Derivative Securities Litigation Claims relating to a Debtor are property of the estate of such Debtor under section 541 of the Code. On the Confirmation Date, all Derivative Securities Litigation Claims relating to Marvel shall revest in and remain the property of Reorganized Marvel; all Derivative Securities Litigation Claims relating to the Holdings Debtors shall be transferred to the Liquidation Trust established with respect to each Holdings Debtor.

   8.3  Holdings Debtors Liquidation Trusts.

        8.3.1 Establishment. On the Holdings Debtors Consummation Date, Holdings shall establish the Holdings Liquidation Trust, Parent shall establish the Parent Liquidation Trust and Marvel III shall establish the Marvel III Liquidation Trust, in each case (i) by execution of the applicable Liquidation Trust Agreement, (ii) by taking all other steps necessary or appropriate to establish each Liquidation Trust and (iii) by transferring, assigning and delivering to each Liquidation Trust all of their right, title and interest in, to, under and in connection with all of the Holdings Liquidation Trust Assets, the Parent Liquidation Trust Assets and the Marvel III Liquidation Trust Assets, respectively, in each case free and clear of any interest in such property of any other person or entity other than the Lien of the Indenture Trustee for the payment of its fees and expenses including those of its professionals. For federal income tax purposes, the beneficiaries of each of the Liquidation Trusts will be treated as the grantors and deemed owners of the respective Liquidation Trust and the Holdings Debtors will treat the transfer of the Liquidation Trust Assets to each respective Liquidation Trust as a deemed transfer to such beneficiaries followed by a deemed transfer by such beneficiaries to the respective Liquidation Trust.

        8.3.2 Purpose. The Liquidation Trusts will be organized for the sole purpose of liquidating the Holdings Debtors' respective Liquidation Trust Assets with no objective or authority to continue or to engage in the conduct of a trade or business. In particular, the Liquidation Trusts shall, if appropriate: (i) issue Trust Interests to the holders of Allowed Unsecured Claims against each of the Holdings Debtors that are entitled to receive the proceeds of the Liquidation Trusts in accordance with the priority provided for in this Joint Plan, (ii) collect and reduce the Liquidation Trust Assets to Cash, (iii) distribute such Cash to the holders of Trust Interests after payment of the expenses attributable to the Liquidation Trusts (including professional fees and expenses) and (iv) take such steps as are reasonably necessary to accomplish such purposes, all as more fully provided in, and subject to the terms and provisions of, each the Liquidation Trust Agreement. The Liquidation Trusts shall not have the authority to engage in a trade or business, and no portion of the Liquidation Trust Assets shall be used in the conduct of a trade or business.

        8.3.3 Distributions. Distributions from each Liquidation Trust shall be made by the respective Liquidation Trustees in accordance with the applicable Liquidation Trust Agreement.

   8.4 Distribution of the Distributed Collateral. On the Consummation Date, each of the Debtors shall enter into all such agreements, execute and deliver all such instruments, and take all other actions as are necessary and appropriate, on market terms, to transfer the Distributed Collateral to the Administrative Agent and to permit Panini S.p.A. and Fleer Corp. to continue to operate as going concerns in the ordinary course.

   8.5 Board of Directors of the Reorganized Marvel Debtors. The initial members of the boards of directors of the Reorganized Marvel Debtors shall be set forth in the Disclosure Statement or in such other filing as may be made with the Court on or prior to the commencement of the Confirmation Hearing.

   8.6 Officers of the Reorganized Marvel Debtors. The initial officers of the Reorganized Marvel Debtors shall be set forth in the Disclosure Statement or in such other filing as may be made with the Court on or prior to the Confirmation Hearing. The selection of officers of the Reorganized Marvel Debtors after the Marvel Debtors Consummation Date shall be as provided in their respective charters and bylaws.

   8.7 Change of Corporate Name. On the Marvel Debtors Consummation Date, the corporate name of Marvel shall be changed to "Marvel Inc." Such change of corporate name shall be effected by operation of section 303 of the Delaware General Corporation Law without effecting any corporate action otherwise required thereby.

   8.8 Effectuating Documents. On or before the commencement of the Confirmation Hearing, the Proponents shall file with the Court forms of the material agreements, instruments and other documents that shall implement and be controlled by the Joint Plan. Entry of the Confirmation Order shall authorize the Proponents to execute, enter into, and deliver all documents, instruments and agreements that are necessary or appropriate to implement the Joint Plan and to take all actions on the Debtors' behalf that are necessary or appropriate to implement the Joint Plan.

   8.9 The Reorganized Marvel Debtors Charters and By-Laws. Upon the occurrence of each of the Marvel Debtors Consummation Date, each Marvel Debtor's charter and by-laws shall be amended and restated to the extent necessary or appropriate to implement the Joint Plan. In addition to containing provisions that are currently contained therein, the charter and by-laws for each Marvel Debtor shall contain, among other things, a prohibition against the issuance of non-voting equity securities as required by section 1123(a)(6) of the Code.

                                    SECTION 9
                        PROVISIONS GOVERNING DISTRIBUTIONS

   9.1 Date of Distributions. Any distributions and deliveries to be made hereunder shall be made on the Holdings Debtors Consummation Date and the Marvel Debtors Consummation Date, as applicable, or as soon as practicable thereafter. If any payment or act under the Joint Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

   9.2 Entities to Exercise Function of Disbursing Agent. All distributions under the Joint Plan shall be made by the applicable Reorganized Debtor as Disbursing Agent or such other entity designated by the applicable Reorganized Debtor as a Disbursing Agent. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Court; and, if a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the applicable Reorganized Debtor.

   9.3 Surrender and Cancellation of Instruments. Each holder of a promissory note, bond, or other instrument or document evidencing a Claim shall surrender such instrument or certificate to the Disbursing Agent, and the Disbursing Agent shall distribute or shall cause to be distributed to the holder thereof or, in the case of holders of Allowed Note Claims, to the Indenture Trustee for further distribution in accordance with the Holdings Indenture, the Parent Indenture and the Marvel III Indenture, or, in the case of the holders of Allowed Senior Secured Claims, to the Administrative Agent for further distribution in accordance with the Existing Credit Agreements (except as to New Senior Secured Notes, which, in the sole discretion of the Proponents, may be distributed directly to holders of Allowed Senior Secured Claims), the appropriate distribution, if any, hereunder. No distribution hereunder shall be made to or on behalf of any holder of such a Claim unless and until such instrument or document is received for cancellation by the Disbursing Agent or the unavailability of such document or instrument is reasonably established to the satisfaction of the Disbursing Agent. In accordance with section 1143 of the Code, any such holder of such a Claim (a) that fails to surrender or to cause to be surrendered such instrument or document or to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent and (b) if the Disbursing Agent requests, furnish a bond in form and substance (including, without limitation, as to amount) reasonably satisfactory to the Disbursing Agent, within five (5) years from and after the Holdings Debtors Consummation Date and the Marvel Debtors Consummation Date, as applicable, shall be deemed to have forfeited all rights, claims and interests and shall not participate in any distribution hereunder.

   9.4 Special Distribution Provisions Regarding Allowed Note Claims; Fees and Costs of the Indenture Trustee. To secure the payment of the compensation, fees, costs and expenses of the Indenture Trustee, the Indenture Trustee shall retain its charging liens set forth in Section 7.07 of the Holdings Indenture, the Parent Indenture and the Marvel III Indenture on all distributions made to the Indenture Trustee. All distributions to be made under the Joint Plan to each holder of Allowed Note Claims shall be made to the Indenture Trustee, and except for property which the Indenture Trustee deems necessary to hold in reserve to satisfy its compensation, fees, costs and expenses, the Trustee shall distribute such distribution to such holders in accordance with the provisions of the Holdings Indenture, the Parent Indenture and the Marvel III Indenture. The Indenture Trustee may sell any property or security distributed to it, at any time and on terms and conditions satisfactory to it, in its sole discretion, to discharge any amount due and owing the Indenture Trustee under the terms of the applicable indenture.

   9.5 Delivery of Distributions. Subject to Rule 9010, all distributions to any holder of an Allowed Claim or Allowed Equity Interests shall be made at the address of such holder as scheduled on the Schedules filed with the Court or, in the case of Marvel Equity Interests, as recorded with the transfer agent for Marvel, unless the Debtors or Reorganized Debtors, as applicable, have been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim or Equity Interest by such holder that relates an address for such holder different from the address reflected on such Schedules for such holder. If any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided, that such distributions shall be deemed unclaimed property under section 347(b) of the Code at the expiration of one (1) year from the Holdings Debtors Consummation Date and the Marvel Debtors Consummation Date, as applicable. After such date, all unclaimed property or interest in property shall revert to the applicable Reorganized Debtor, and the claim of any other holder to such property or interest in property shall be discharged and forever barred.

   9.6 Manner of Payment Under Joint Plan of Reorganization. At the option of the Reorganized Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

   9.7 Secondary Distributions. Distributions made after the Holdings Debtors Consummation Date and the Marvel Debtors Consummation Date, as applicable, to holders of Claims or Equity Interests that are not Allowed as of such date but which later become Allowed shall be deemed to have been made on the Holdings Debtors Consummation Date and the Marvel Debtors Consummation Date, as applicable.

   9.8  Rights And Powers Of Disbursing Agent.

        9.8.1 Powers of the Disbursing Agent. The Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to implement the Joint Plan, (b) make distributions contemplated hereby, (c) liquidate property as required to make distributions contemplated hereby, (d) comply herewith and with the obligations hereunder, (e) employ professionals to represent it with respect to its responsibilities, and (f) exercise such other powers as may be vested in the Disbursing Agent by order of the Court, pursuant to the Joint Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

        9.8.2 Expenses. Except as otherwise ordered by the Court, the amount of any fees and expenses incurred by the Disbursing Agent on or after the Holdings Debtors Consummation Date and the Marvel Debtors Consummation Date (including, without limitation, taxes) and any compensation and expense reimbursement claims (including, without limitation, reasonable fees and expenses of counsel) made by the Disbursing Agent, shall be paid in Cash by the Reorganized Debtors.

        9.8.3 Exculpation. Each Disbursing Agent, from and after its appointment, is hereby exculpated by all entities, including, without limitation, holders of Claims and Equity Interests and other parties in interest from any and all Causes of Action (including, without limitation, breach of fiduciary duty) arising out of the discharge by such Disbursing Agent of the powers and duties conferred upon it hereby or any order of the Court entered pursuant to or in furtherance hereof, or applicable law, except solely for actions or omissions arising out of the gross negligence or willful misconduct of such Disbursing Agent. No holder of a Claim or an Equity Interest or other party in interest shall have or pursue any Cause of Action against the Disbursing Agent for making payments in accordance herewith or for implementing the terms hereof.

                                   SECTION 10
                         PROCEDURES FOR TREATING DISPUTED
                 CLAIMS AND EQUITY INTERESTS UNDER THE JOINT PLAN

   10.1 Objections to Claims. Only the Reorganized Debtors and the Committee shall be entitled and shall have standing to object to Claims.

   10.2 No Distributions Pending Allowance. Notwithstanding any other provision hereof, if any portion of a Claim or Equity Interest is Disputed, no payment or distribution provided hereunder shall be made on account of the portion of such Claim or Equity Interest that is Disputed unless and until such Disputed Claim becomes Allowed but the payment or distribution provided hereunder shall be made on account of the portion of such Claim or Equity Interest that is Allowed.

   10.3 Distributions After Allowance. Payments and distributions to each holder of a Claim or Equity Interest that is Disputed as of the Holdings Debtors Consummation Date and the Marvel Debtors Consummation Date, as applicable, to the extent that such Claim or Equity Interest ultimately becomes Allowed, shall be made in accordance with the provisions hereof governing the Class or Subclass of Claims or Equity Interests in which such Claim or Equity Interest is classified. As soon as practicable after the date that the order or judgment of the Court allowing any Disputed Claim or Equity Interest becomes a Final Order, the Disbursing Agent shall distribute to the holder of such Allowed Claim or Allowed Equity Interest any payment or property that would have been distributed to such holder if the Claim or Equity Interest had been allowed on the Holdings Debtors Consummation Date and the Marvel Debtors Consummation Date, as applicable, without any interest thereon.

                                    SECTION 11
                         PROVISIONS GOVERNING EXECUTORY
               CONTRACTS AND UNEXPIRED LEASES UNDER THE JOINT PLAN

   11.1 General Treatment. The Joint Plan constitutes a motion to assume, as of the Marvel Debtors Consummation Date, all executory contracts and unexpired leases to which any of the Marvel Debtors are parties, except for an executory contract or unexpired lease that (a) has been assumed or rejected pursuant to a Final Order, (b) is specifically rejected on the Rejection Schedule, (c) is the subject of a separate motion filed under section 365 of the Code or (d) is otherwise rejected hereunder. The identification of any agreement on the Rejection Schedule shall not constitute an admission that a Marvel Debtor has any liability thereunder. The Joint Plan constitutes a motion to reject, as of the Holdings Debtors Consummation Date, all executory contracts and unexpired leases to which any of the Holdings Debtors are parties, other than the Holdings Indenture, the Parent Indenture and the Marvel III Indenture, and except for an executory contract or unexpired lease that (a) has been assumed or rejected pursuant to a Final Order, (b) is specifically assumed on the Assumption Schedule, (c) is the subject of a separate motion filed under section 365 of the Code or (d) is otherwise assumed hereunder. For purposes hereof, each executory contract and unexpired lease scheduled in accordance herewith that relates to the use or occupancy of real property shall include (a) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on such schedule and (b) executory contracts or unexpired leases appurtenant to the premises scheduled in accordance herewith including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements are assumed.

   11.2 Bar to Rejection Damage Claims. If the rejection of an executory contract or unexpired lease by any of the Debtors results in damages to the any non-Debtor party thereto, a Claim for such damages, if not heretofore evidenced by a filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtors, or their respective properties or interests in property as agents, successors, or assigns, unless a proof of such Claim is filed with the Court and served upon counsel for the Debtors and the Proponents on or before thirty (30) days after the earlier of (a) the giving of notice the rejection to such party and (b) the entry of an order by the Court authorizing such rejection including the Confirmation Order as to rejection occurring pursuant to the Plan.

                                    SECTION 12
                             CONDITIONS PRECEDENT TO
                   CONFIRMATION DATE AND THE CONSUMMATION DATES

   12.1 Conditions Precedent to Confirmation. Confirmation of the Joint Plan is subject to satisfaction of the following conditions precedent:

        12.1.1 Standby Purchase Agreements. The Standby Purchasers shall have executed and delivered the Standby Purchase Agreements, and the effectiveness and enforceability of the Standby Purchase Agreements shall be subject only to their execution and delivery by, or on behalf of, Marvel.

        12.1.2 Toy Biz Stockholders Agreement. The "change in control" provisions of the Toy Biz Stockholders Agreement shall be determined to be unenforceable pursuant to a Final Order or the Toy Biz Stockholders' Agreement shall be rejected pursuant to section 365 of the Code such that Marvel shall retain ownership of the Toy Biz Class B Stock and such that any Allowed Claims resulting from rejection do not exceed $5 million in the aggregate.

   12.2  Conditions Precedent to Consummation.

        12.2.1 Holdings Debtors Consummation Date. The occurrence of the Holdings Debtors Consummation Date is subject to satisfaction of the following conditions precedent:

             (a) Confirmation Order. The Clerk of the Court shall have entered the Confirmation Order and such Confirmation Order shall have become enforceable and not subject to an effective stay; and

             (b) Authorization. The Confirmation Order shall (i) direct and authorize Marvel to execute and to enter into the Standby Purchase Agreements, (ii) authorize and direct the Proponents to act as the agents for Marvel in connection with the issuance of the Rights and for purposes of taking all actions that the Proponents determine are necessary or appropriate in connection with the implementation of the Rights Offering, and (iii) approve the materials to be distributed to holders of Marvel Common Stock as of the Rights Record Date.

        12.2.2 Marvel Debtors Consummation Date. The occurrence of the Marvel Debtors Consummation Date is subject to satisfaction of the following conditions precedent:

             (a) Confirmation Order. The Clerk of the Court shall have entered the Confirmation Order and such Confirmation Order shall have become enforceable and not subject to an effective stay;

             (b) Authorizations. The Confirmation Order shall authorize and direct the Proponents to take all actions for and on behalf of the Marvel Debtors that the Proponents determine in their sole discretion are necessary and appropriate to consummate the Joint Plan;

             (c) Standby Purchase Agreements. All conditions precedent to the obligations of the Standby Purchasers and Marvel under the Standby Purchase Agreements shall have been satisfied or waived in accordance therewith, and the Standby Purchase Agreements shall be in full force and effect;

             (d)  Rights Offering.  The Expiration Date shall have occurred;
   and

             (e) Execution and Delivery of Documents. All other actions and documents necessary to implement the terms and provisions hereof shall have been effected or executed and delivered.

   12.3 Waiver of Conditions Precedent. Each of the conditions precedent in sections 12.1 and 12.2 hereof, other than the conditions in section 12.2.1(a) and 12.2.2(a) may be waived, in whole or in part, by the Proponents. Any such waiver may be effected at any time, without notice, without leave or order of the Court and without any formal action other than proceeding to consummate the Joint Plan.

                                    SECTION 13
                              EFFECT OF CONFIRMATION

   13.1 General Authority. Until each of the Holdings Debtors Consummation Date and the Marvel Debtors Consummation Date, the Court shall retain custody and jurisdiction of each of the Holdings Debtors and the Marvel Debtors, respectively, its properties and interests in property and its operations. On each of the Holdings Debtors Consummation Date and the Marvel Debtors Consummation Date, each of the Holdings Debtors and the Marvel Debtors, respectively, its properties and interests in property and its operations shall be released from the custody and jurisdiction of the Court.

   13.2 Revesting of Assets. Consistent with sections 1123(a)(5)(A) and 1141 of the Code, upon the occurrence of each of the Holdings Debtors Consummation Date and the Marvel Debtors Consummation Date, title to all assets and property of the estate of each of the Holdings Debtor and the Marvel Debtors, respectively, including Causes of Action, shall pass to and rest in the respective Reorganized Debtor free and clear of all Claims, Equity Interests, liens, charges and other rights of creditors or equity holders arising prior to the Holdings Debtors Consummation Date and the Marvel Debtors Consummation Date, respectively, except as otherwise provided in the Joint Plan.

   13.3 Retention of Rights of Action. Effective as of the Holdings Debtors Consummation Date and the Marvel Debtors Consummation Date, as applicable, each of the Reorganized Debtors shall retain any rights or Causes of Action accruing to the Debtors, including those arising under sections 545, 547, 548, 549, 550, 551 and 553 of the Code, except as otherwise provided in the Joint Plan.

   13.4 Discharge of Debtors. The treatment of all Claims against, and Equity Interests in, each of the Debtors hereunder shall be in exchange for and in complete satisfaction, discharge and release of all Claims against,

   Equity Interests in, and Causes of Action against, such Debtor of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against its estate or properties or interests in property to the fullest extent permitted by section 1141 of the Code. Except as otherwise expressly provided herein, on the Holdings Debtors Consummation Date and the Marvel Debtors Consummation Date, all Claims against, Equity Interests in, and Causes of Action against, each of the Holdings Debtors and the Marvel Debtors, respectively, will be satisfied, discharged and released in full exchange for the consideration provided hereunder. All entities shall be enjoined and precluded from asserting against any Debtor or Reorganized Debtor or their respective properties or interests in property, any other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Holdings Debtors Consummation Date and the Marvel Debtors Consummation Date, as applicable.

   13.5 Recognition of Guarantee Rights. The classification of and manner of satisfying all Claims hereunder take into account (a) the existence of guarantees by certain Debtors of obligations of other Debtors and (b) the fact that the Debtors may be joint obligors with each other or other entities with respect to an obligation. All Claims against the Debtors based upon any such guarantees or joint obligations shall be discharged in the manner provided in the Joint Plan; provided, that no holder of a Claim shall be entitled to receive more than a single satisfaction of its Allowed Claim.

   13.6 Term of Injunctions or Stays. Unless otherwise provided, all injunctions or stays provided for in the Cases under sections 105 or 362 of the Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect, as to the Holdings Debtors, until the Holdings Debtors Consummation Date, and, as to the Marvel Debtors, the Marvel Debtors Consummation Date, at which time the Debtors and the Reorganized Debtors shall be protected by the injunctions specified in
   Section 13.4 of the Joint Plan and section 524 of the Code.

   13.7 Exculpation. The Proponents, all of their respective members, current officers, directors, partners, employees, agents, representatives and professionals therefor and the Reorganized Debtors shall have no liability to any holder of a Claim or Equity Interest or any other entity for any act or omission in connection with, or arising out of the Cases, including the formulation, proposal and pursuit of approval of the Disclosure Statement, the formulation, proposal and pursuit of confirmation of the Joint Plan, the consummation of the Joint Plan or the administration of the Joint Plan or the property to be distributed under the Joint Plan, except for willful misconduct or gross negligence as finally determined by a Court of competent jurisdiction, and in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Joint Plan and under the Code. The Proponents, their current officers, directors, employees or agents, and their respective advisors, attorneys and agents, shall have no liability under the Joint Plan to any holder of a Claim or Equity Interest by virtue of being a proponent of the Joint Plan.

                                    SECTION 14
                            RETENTION OF JURISDICTION

   14.1 Retention of Jurisdiction. The Court shall retain jurisdiction of and, if the Court exercises its retained jurisdiction, shall have exclusive jurisdiction of all matters arising out of, and related to, the Cases and the Joint Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Code and for, among other things, the following purposes:

        (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of Claims resulting therefrom;

        (b) To determine any and all adversary proceedings, applications and contested matters filed both before and after the Confirmation Date;

        (c) To ensure that distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided herein;

        (d) To hear and determine any timely objections to Administration Expense Claims or to proofs of Claim or Equity Interests filed both before and after the Confirmation Date, including, without limitation, any objections to the classification of any Claim or Equity Interest, and to Allow or disallow any Claim or Equity Interest that is Disputed in whole or in part;

        (e) To enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

        (f) To issue such orders in aid of execution of the Joint Plan to the extent authorized by section 1142 of the Code;

        (g) To consider any amendments to or modifications of the Joint Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Court, including, without limitation, the Confirmation Order;

        (h) To hear and determine all applications for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Holdings Debtors Consummation Date and the Marvel Debtors Consummation Date;

        (i) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Joint Plan;

        (j) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Code;

        (k)  To hear and determine any other matter consistent with the Code;

        (l) To hear and determine all disputes involving the existence, scope and nature of the discharges granted under, and injunctions provided by, the Joint Plan;

        (m) To issue injunctions and effect any other actions that may be necessary or desirable to restrain interference by any entity with the consummation or implementation of the Joint Plan; and

        (n) To enter a final decree closing the Cases.

   14.2 Amendment of Joint Plan of Reorganization. Amendments of the Joint Plan may be proposed in writing by the Proponents at any time before confirmation, provided that the Joint Plan, as amended, satisfies the conditions of sections 1122 and 1123 of the Code, and the Proponents shall have complied with section 1125 of the Code. The Joint Plan may be amended at any time after confirmation and before substantial consummation, provided that the Joint Plan, as amended, satisfies the requirements of sections 1122 and 1123 of the Code and the Court, after notice and a hearing, confirms the Joint Plan, as it may be amended, under section 1129 of the Code and the circumstances warrant such amendments. A holder of a Claim or Equity Interest that has accepted the Joint Plan shall be deemed to have accepted the Joint Plan, as amended, if the proposed amendment does not materially and adversely change the treatment of the Claim or Equity Interest of such holder.

                                    SECTION 15
                             MISCELLANEOUS PROVISIONS

   15.1 Payment of Statutory Fees. All fees payable under 11 U.S.C. Section 1930 as determined by the Court at the Confirmation Hearing, shall be paid in Cash on the Marvel Debtors Consummation Date. Any such fees accrued after the Marvel Debtors Consummation Date will constitute an Allowed Administration Expense Claim.

   15.2 Retiree Benefits. On and after the Marvel Debtors Consummation Date, pursuant to section 1129(a)(13) of the Code, the Reorganized Debtors shall, subject to the provisions of section 11 hereof, continue to pay all retiree benefits (within the meaning of section 1114 of the Code), at the level established in accordance with subsection (e)(1)(B) or (g) of section 1114 of the Code, at any time prior to the Confirmation Date, for the duration of the period each Debtor has obligated itself to provide such benefits.

   15.3 Compliance with Tax Requirements. In connection with the consummation of the Joint Plan, the Debtors and the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any taxing authority, and all distributions hereunder shall be subject to such withholding and reporting requirements.

   15.4 Preservation of Subordination Rights. All rights of any holder of a Claim or Equity Interest to seek or obtain subordination of another Claim or Equity Interest, whether based on equitable, statutory, or contractual subordination, shall be preserved under the Joint Plan and may be asserted with respect to any right or distribution to be made under the Joint Plan on account of a Claim or Equity Interest. Distributions under the Joint Plan shall be subject to and modified by any order pursuant to which a party in interest obtains a Final Order directing distributions on the basis of a right of subordination.

   15.5 Compliance with all Applicable Laws. The Debtors, the Proponents and, to the extent applicable, the Reorganized Debtors, shall take whatever actions as may be required to comply with all applicable laws, rules, regulations, and valid orders of any governmental authority in connection with the consummation and implementation of the Joint Plan and the transactions contemplated thereby.

   15.6 Severability of Joint Plan Provisions. If, prior to the Confirmation Date, any term or provision of the Joint Plan is held by the Court to be invalid, void or unenforceable, the Court shall, with the consent of the Proponents, have the power to alter and to interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination of the validity and enforceability of each provision of the Joint Plan and shall provide that each term and provision hereof, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

   15.7 Revocation of Joint Plan. The Proponents reserve the right to revoke and withdraw the Joint Plan as to any or all Debtors at any time prior to entry of the Confirmation Order. If the Joint Plan is so revoked or withdrawn as to any or all Debtors, then the Joint Plan shall be deemed null and void as it relates to each such Debtor.

   15.8 Plan Binding on All Entities. Upon confirmation, the Joint Plan shall be binding upon and inure to the benefit of the Debtors and their respective successors and assigns, and the holders of Claims and Equity Interests and their respective successors and assigns whether or not such holders voted to accept the Plan.

   15.9 Section 1146 Exemption. Pursuant to section 1146(c) of the Code, the issuance, transfer or exchange of any security under the Joint Plan, or the execution, delivery or recording of an instrument of transfer pursuant to, in implementation of, or as contemplated by the Joint Plan, or the revesting, transfer or sale of any real property of the Debtors pursuant to, in implementation of, or as contemplated by the Joint Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax, or similar tax or fee. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recordable shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, intangible tax or similar tax.

   15.10 Filing of Additional Documents. On or before the Holdings Debtors Consummation Date and the Marvel Debtors Consummation Date, as applicable, the Proponents shall file with the Court such agreements and other documents (other than the Plan Documents, which shall be filed with the Court prior to the commencement of the Confirmation Hearing) as may be necessary or appropriate to effectuate and to evidence further the terms and conditions of the Joint Plan.

   15.11 Joint Plan Controls. To the extent the Joint Plan is inconsistent with the Disclosure Statement or any other document, agreement, pleading or understanding, including, without limitation, the Plan Documents, the provisions of the Joint Plan shall be controlling.

   15.12 Notices. All notices, requests, and demands to or upon the Proponents to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

   Marvel Holdings, Inc.
   c/o Icahn Associates Corp.
   767 Fifth Avenue, 47th Floor
   New York, New York 10153
   Attn: Carl C. Icahn
   Tel: (212) 702-4300
   Fax: (212) 750-5807

   High River Limited Partnership
   c/o Icahn Associates Corp.
   767 Fifth Avenue, 47th Floor
   New York, New York  10153
   Attn:  Carl C. Icahn
   Tel: (212) 702-4300
   Fax: (212) 750-5807

   Westgate International, L.P.
   712 Fifth Avenue -- 36th Floor
   New York, New York  10019
   Attn:  Vincent Intrieri
   Tel: (212) 506-2999
   Fax: (212) 974-2092

   Kasowitz, Benson, Torres & Friedman, LLP
   1301 Avenue of the Americas
   New York, New York  10019
   Attn:  David M. Friedman, Esq.
   Tel: (212) 506-1700
   Fax: (212) 506-1800

   White & Case
   200 S. Biscayne Blvd., Suite 4900
   Miami, Florida  33131
   Attn:  Thomas E Lauria, Esq.
   Tel:  (305) 371-2700
   Fax:  (305) 358-5744

   Bayard Handelman & Murdoch, P.A.
   902 Market Street, 13th Floor
   P.O. Box 25130
   Wilmington, Delaware  19899
   Attn:  Neil B. Glassman, Esq.
   Tel: (302) 655-5000
   Fax: (302) 658-6395

   15.13 Governing Law. Except to the extent that the Code or other federal law is applicable, the rights, duties and obligations arising under the Joint Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

   Respectfully submitted,

   MARVEL HOLDINGS INC.

   By:  /s/ Carl C. Icahn
      Its:  Chairman and President

   THE OFFICIAL BONDHOLDERS COMMITTEE
     OF MARVEL HOLDINGS INC., MARVEL
     (PARENT) HOLDINGS INC. AND MARVEL
     III HOLDINGS INC.

   By:  Westgate International, L.P.
      Its:  Vice-Chairman

     By:  /s/ Vincent J. Intrieri
























   Signature Page - First Amended Joint Plan